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                                                               Exhibit (a)(5)(A)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell LYONs. The Offer is made only by the Offer to Purchase, dated November 18, 2002, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of LYONs. The Offer will not be made to (and tenders will not be accepted from or on behalf of ) holders of LYONs in any jurisdiction where making the Offer is unlawful. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Banc of America Securities LLC, the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                                 ALLERGAN, INC.
                                       FOR
                         ANY AND ALL OF ITS OUTSTANDING
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                          (ZERO COUPON -- SUBORDINATED)

      Allergan, Inc., a Delaware corporation (the "Company"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 18, 2002 (as it may be amended or supplemented, the "Offer to Purchase"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (the Offer to Purchase and the Letter of Transmittal being sometimes referred to herein as the "Offer"), any and all of its outstanding Liquid Yield Option(TM) Notes due 2020 (Zero Coupon -- Subordinated) issued in November 2000 (the "LYONs"), at a purchase price of $647.50 per $1,000 principal amount at maturity. The Offer is not conditioned on the tender of any minimum principal amount at maturity of LYONs. The Offer is, however, subject to other terms and conditions as set forth in the Offer to Purchase.


        THE OFFER TO PURCHASE CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISIONS ARE MADE WITH RESPECT TO THE OFFER.


      The purpose of the Offer is to reduce the amount of the Company's outstanding indebtedness. Any LYONs accepted for payment by the Company in the Offer will be cancelled. The Company will use approximately $425.7 million of funds from its available cash on hand to consummate the Offer.

      As of November 18, 2002, there was $657,451,000 aggregate principal amount at maturity of LYONs outstanding, with an aggregate accreted value as of that date of approximately $420,900,879. As of November 18, 2002, the LYONs are convertible into shares of Allergan common stock, par value $0.01 per share ("Common Stock"), at a rate of 6.0273 shares of Common Stock per $1,000 principal amount of LYONs at maturity. The shares of Common Stock are traded on the New York Stock Exchange under the symbol "AGN." On November 14, 2002, the last reported sales price of a share of Common Stock, as reported on the New York Stock Exchange, was $56.10.

      THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON DECEMBER 16, 2002, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME"). HOLDERS OF THE LYONS MUST TENDER THEIR LYONS ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. LYONS TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE LYONS ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF LYONS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR LYONS WILL RECEIVE THE PURCHASE PRICE.

      The terms of the Offer are more fully described in the Offer to Purchase.

      Subject to applicable securities laws and the terms set forth in the Offer, the Company reserves the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      In the event that the Offer is withdrawn or otherwise not completed for any reason, the purchase price will not be paid or become payable to holders of LYONs who have tendered their LYONs. In such event, the LYONs will be returned to the tendering holders as promptly as practicable.

      Any holder desiring to tender LYONs should either (a) in the case of a holder who holds physical certificates evidencing such LYONs, complete and sign the Letter of Transmittal (or a facsimile thereof ) in accordance with the instructions set forth therein, and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof ), together with the certificate(s) evidencing such LYONs and any other required documents, to The Bank of New York as Depositary (the "Depositary"), at the address set forth in the Letter of Transmittal, (b) in the case of a holder who holds LYONs in book-entry form, request such holder's broker,
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dealer, commercial bank, trust company or other nominee to effect the transaction for such holder, or (c) in the case of a holder who holds LYONs through the Depository Trust Company ("DTC"), tender LYONs through the DTC pursuant to its Automated Tender Offer Program ("ATOP"). A beneficial owner who has LYONs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender LYONs.

      DTC has authorized DTC participants that hold LYONs on behalf of beneficial owners of LYONs through DTC to tender their LYONs as if they were holders. To effect a tender, DTC participants must, in lieu of delivering the Letter of Transmittal, transmit their acceptance to DTC through the DTC ATOP for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in the Offer to Purchase.

      Any holder may withdraw the tender of its LYONs at any time or at prior to the Expiration Time, as well as at any time after January 15, 2003, 40 business days after the date of the Offer to Purchase if such LYONs have not been accepted for payment as of such date, by providing the Depositary a proper written notice or facsimile notice of withdrawal.

      A receipt of cash for the LYONs in the Offer will be a taxable transaction for U.S. federal income tax purposes. A holder will generally recognize a gain or loss on the sale of the LYONs equal to the difference, if any, between the amount of cash received by the holder and the adjusted tax basis in the LYONs sold. Holders should review the description of tax consequences contained in the Offer to Purchase when evaluating the Offer. Holders considering the tender of LYONs pursuant to the Offer should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of foreign, state, or local laws and tax treaties.

      None of the Company, its board of directors or employees, the Dealer Manager, the Depositary or D.F. King & Co., Inc., the Information Agent, makes any recommendation to the holders of the LYONs as to whether they should tender or refrain from tendering their LYONs. The Company has not authorized any person to make any recommendation on its behalf as to whether a holder should tender or refrain from tendering its LYONs in the Offer. The Company has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in the Offer to Purchase, the Letter of Transmittal and related materials. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized.

      Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of LYONs and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of LYONs or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of LYONs.

      Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Holders may obtain copies of the Offer to Purchase, the Letter of Transmittal and related documents at no charge from the Information Agent or from the SEC's website at www.sec.gov.

      The information required to be disclosed by 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated into this announcement by reference.

                     The Information Agent for the Offer is:
                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                Banks and Brokers (Call Collect): (212) 269-5550
                   All others call (Toll Free): (800) 848-3416


                      The Dealer Manager for the Offer is:
                         BANC OF AMERICA SECURITIES LLC
                               9 West 57th Street
                               New York, NY 10019
                            Attn: Mr. Matthew Stewart
                        Banks and Brokers: (212) 933-2200
             All others call: (888) 583-8900, ext. 2200 (Toll Free)


November 18, 2002